EXHIBIT 11.1

Crowe MacKay LLP 1100 ‑ 1177 West Hastings St. Vancouver, BC V6E 4T5 Main +1 (604) 687‑4511 Fax +1 (604) 687‑5805 www.crowemackay.ca

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Regulation A Offering Statement (Form 1-A) of our Independent Auditor’s report dated December 23, 2019, relating to the consolidated financial statements of Infuzed Brands Inc. for the period from incorporation on January 4, 2019 to March 31, 2019, which is part of this Offering Circular.

Crowe MacKay LLP

“Crowe MacKay LLP”

Chartered Professional Accountants

Vancouver, British Columbia

March 19, 2020